As filed with the Securities and Exchange Commission on January 9, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LNB Bancorp, Inc.
(Exact name of registrant as specified in its charter)
Ohio
(State or other jurisdiction of incorporation or organization)
34-1406303
(I.R.S. Employer Identification No.)
457 Broadway
Lorain, Ohio 44052-1769
(440) 244-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel E. Klimas President and Chief Executive Officer LNB Bancorp, Inc. 457 Broadway Lorain, Ohio 44052-1769 (440) 244-6000	With copies to: John J. Jenkins Kristofer K. Spreen Calfee, Halter & Griswold LLP 1400 KeyBank Center 800 Superior Avenue Cleveland, Ohio 44114-2688 Telephone: (216) 622-8200 Facsimile: (216) 241-0816
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount To Be	Offering Price	Aggregate	Registration
Securities To Be Registered	Registered	per Unit	Offering Price	Fee
Fixed Rate Cumulative Perpetual Preferred, Series B, no par value per share	25,223	$1,000(1)	$25,223,000(1)	$991.27
Warrant to Purchase Common Stock, $1.00 par value per share, and underlying common shares(2)	561,343(2)	$6.74(3)	$3,783,452(3)	$148.69
Total:			$29,006,452	$1,139.96

(1)	Calculated in accordance with Rule 457(a) and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred, Series B, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(2)	In addition to the Fixed Rate Cumulative Perpetual Preferred, Series B, there are being registered hereunder (a) a warrant for the purchase of 561,343 common shares with an initial per share exercise price of $6.74 per share, (b) the 561,343 common shares issuable upon exercise of such warrant, and (c) such additional number of common shares, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which common shares are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $6.74.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 9, 2009

PROSPECTUS

LNB BANCORP, INC.

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B

WARRANT TO PURCHASE 561,343 SHARES OF COMMON STOCK

561,343 COMMON SHARES

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, or the series B preferred stock, a warrant to purchase 561,343 common shares, or the warrant, and any common shares issuable from time to time upon exercise of the warrant. In this prospectus, we refer to the shares of series B preferred stock, the warrant and the common shares issuable upon exercise of the warrant, collectively, as the securities. The series B preferred stock and the warrant were originally issued by us pursuant to the Letter Agreement dated December 12, 2008, and the related Securities Purchase Agreement — Standard Terms, between us and the United States Department of the Treasury, which we refer to as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

The series B preferred stock is not listed on an exchange, and, unless requested by the initial selling securityholder, we do not intend to list the series B preferred stock on any exchange.

Our common shares are traded on the NASDAQ Stock Market® under the symbol “LNBB.” On January 8, 2009, the closing price of our common shares on the NASDAQ Stock Market® was $6.19 per share. You are urged to obtain current market quotations of the common shares.

Our principal executive offices are located at 457 Broadway, Lorain, Ohio 44052 and our telephone number is (440) 244-6000. Our Internet address is http://www.4lnb.com.

Investing in our securities involves risks. Please read “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts or other obligations of any bank or savings association and are not insured or guaranteed by any insurance fund of the Federal Deposit Insurance Corporation or any other governmental organization.

The date of this prospectus is          , 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.

In this prospectus, “LNB” “we,” “our,” “ours,” and “us” refer to LNB Bancorp, Inc., which is a financial holding company headquartered in Lorain, Ohio, and its subsidiaries on a consolidated basis, unless the context otherwise requires.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include but are not limited to:

•	significant increases in competitive pressure in the banking and financial services industries;

•	changes in the interest rate environment which could reduce anticipated or actual margins;

•	changes in political conditions or the legislative or regulatory environment;

•	general economic conditions, either nationally or regionally (especially in northeastern Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets;

•	changes occurring in business conditions and inflation;

•	changes in technology;

•	changes in trade, monetary, fiscal and tax policies;

•	changes in the securities markets, in particular, continued disruption in the fixed income markets and adverse capital market conditions;

•	continued disruption in the housing markets and related conditions in the financial markets;

•	changes in general economic conditions and competition in the geographic and business areas in which LNB conducts its operations, particularly in light of the recent consolidation of competing financial institutions; as well as the risks and uncertainties described from time to time in the LNB’s reports as filed with the Securities and Exchange Commission.

We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling securityholders.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

No shares of our series B preferred stock, or any other class of preferred stock, were outstanding during the years ended December 31, 2007, 2006, 2005, 2004 and 2003, or during the nine months ended September 30, 2008, and we did not pay preferred stock dividends during these periods. Consequently, the ratios of earnings to fixed charges and preferred dividends are the same as the ratios of earnings to fixed charges for the same periods listed below. The following table shows our consolidated ratios of earnings to fixed charges for the nine-month period ended September 30, 2008, and for each of the years in the five-year period ended December 31, 2007.

	Nine Months
	Ended
	September 30,		Year Ended December 31,
	2008		2007		2006		2005		2004		2003

Ratio of earnings to fixed charges:
Excluding interest on deposits	1.69	x	3.01	x	3.85	x	4.57	x	5.60	x	6.75	x
Including interest on deposits	1.10	x	1.25	x	1.34	x	1.66	x	2.16	x	2.21	x

Note:  The ratio of earnings to fixed charges is calculated by adding income before income taxes plus fixed charges and dividing that sum by fixed charges.

DESCRIPTION OF SERIES B PREFERRED STOCK

The following is a brief description of the terms of the series B preferred stock that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Second Amended Articles of Incorporation, as amended, including the Certificate of Amendment with respect to the series B preferred stock, copies of which have been filed with the SEC and are also available upon request from us.

General

Under our Second Amended Articles of Incorporation, as amended, we have authority to issue up to one million preferred shares, no par value per share. Of such number of preferred shares, 750,000 shares have been designated as Series A Voting Preferred Shares, and 25,223 shares have been designated as series B preferred stock, all of which shares of series B preferred stock were issued to the initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of series B preferred stock are validly issued, fully paid and nonassessable.

Dividends Payable On Shares of Series B Preferred Stock

Holders of shares of series B preferred stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of series B preferred stock with respect to each dividend period from December 12, 2008 to, but excluding, February 15, 2014. From and after February 15, 2014, holders of shares of series B preferred stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of series B preferred stock with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the series B preferred stock are payable to holders of record of shares of series B preferred stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the series B preferred stock, we are required to provide written notice to the holders of shares of series B preferred stock prior to the applicable dividend payment date.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System, or the Federal Reserve Board, is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Ohio state laws relating to the payment of dividends.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the series B preferred stock will rank:

•	senior to our common shares and all other equity securities designated as ranking junior to the series B preferred stock; and

•	at least equally with all other equity securities designated as ranking on a parity with the series B preferred stock, or parity stock, including our Series A Voting Preferred Shares (of which, as of the date of this prospectus, 750,000 shares are designated, but none are issued), with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of LNB.

So long as any shares of series B preferred stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on LNB’s common shares or other junior stock, other than a dividend payable solely in common shares. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any of our common shares or other junior stock unless we have paid in full all accrued dividends on the series B preferred stock for all prior dividend periods, other than:

•	purchases, redemptions or other acquisitions of our common shares or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•	purchases or other acquisitions by broker-dealer subsidiaries of LNB solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•	purchases or other acquisitions by broker-dealer subsidiaries of LNB for resale pursuant to an offering by LNB of our stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•	acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not LNB or a subsidiary of LNB, including as trustee or custodian; and

•	the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common shares.

If we repurchase shares of series B preferred stock from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the series B preferred stock then held by the initial selling securityholder.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the series B preferred stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the series B preferred stock), with respect to the series B preferred stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common shares and any other stock ranking equally with or junior to the series B preferred stock from time to time out of any funds legally available for such payment, and the series B preferred stock shall not be entitled to participate in any such dividend.

Redemption

The series B preferred stock may not be redeemed prior to February 15, 2012 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $6,305,750, which equals 25% of the aggregate liquidation amount of the series B preferred stock on the date of issuance. In such a case, we may redeem the series B preferred stock, subject to the approval of Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than LNB or its subsidiaries after December 12, 2008, of shares of perpetual preferred stock, common shares or a combination thereof, that in each case qualify as tier 1 capital of LNB at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common shares and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

After February 15, 2012, the series B preferred stock may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described below.

In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The series B preferred stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of series B preferred stock have no right to require the redemption or repurchase of the series B preferred stock.

If fewer than all of the outstanding shares of series B preferred stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of series B preferred stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

We will mail notice of any redemption of series B preferred stock by first class mail, postage prepaid, addressed to the holders of record of the shares of series B preferred stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of series B preferred stock designated for redemption will not affect the redemption of any other series B preferred stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of series B preferred stock are to be redeemed, and the number of shares of series B preferred stock to be redeemed (and, if less than all shares of series B preferred stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of series B preferred stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued preferred shares.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of series B preferred stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the series B preferred stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common shares or any other shares ranking, as to that distribution, junior to the series B preferred stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of series B preferred stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of series B preferred stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of series B preferred stock has been paid in full to all holders of series B preferred stock and other shares of parity stock, the holders of our common shares or any other shares ranking, as to such distribution, junior to the series B preferred stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of series B preferred stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends.  If the dividends on the series B preferred stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of series B preferred stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Stock Market® (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of series B preferred stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of LNB will be reduced by the number of preferred stock directors that the holders of series B preferred stock and voting parity stock had been entitled to elect. The holders of a majority of shares of series B preferred stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares series B preferred stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights.  So long as any shares of series B preferred stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Second Amended Articles of Incorporation, as amended, the vote or consent of the holders of at least 66 2/3% of the shares of series B preferred stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•	any amendment or alteration of our Second Amended Articles of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the series B preferred stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of LNB;

•	any amendment, alteration or repeal of any provision of the Certificate of Amendment for the series B preferred stock so as to adversely affect the rights, preferences, privileges or voting powers of the series B preferred stock; or

•	any consummation of a binding share exchange or reclassification involving the series B preferred stock or of a merger or consolidation of LNB with another entity, unless the shares of series B preferred stock remain outstanding following any such transaction or, if LNB is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of series B preferred stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the series B preferred stock, taken as a whole.

To the extent of the voting rights of the series B preferred stock, each holder of series B preferred stock will have one vote for each $1,000 of liquidation preference to which such holder’s shares of series B preferred stock are entitled.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of series B preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of series B preferred stock to effect the redemption.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a brief description of the terms of the warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Common Shares Subject to the Warrant

The warrant is initially exercisable for 561,343 of our common shares. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $25,223,000, which is equal to 100% of the aggregate liquidation preference of the series B preferred stock, the number of common shares underlying the warrant then held by the selling securityholders will be reduced by 50% to 280,672 shares. The number of shares subject to the warrant are subject to the further adjustments described below under the heading “— Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the warrant is $6.74 per common share for which the warrant may be exercised. The warrant may be exercised at any time on or before December 12, 2018 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the common shares for which the warrant is being exercised. The exercise price may be paid either by the withholding by LNB of such number of common shares issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common shares on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the further adjustments described below under the heading “— Adjustments to the Warrant.”

Upon exercise of the warrant, certificates for the common shares issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common shares on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of our common shares for which the warrant may be exercised. We have listed the common shares issuable upon exercise of the warrant with the NASDAQ Stock Market®.

Rights as a Shareholder

The warrantholder shall have no rights or privileges of the holders of our common shares, including any voting rights, until (and then only to the extent) the warrant has been exercised.

Transferability

The initial selling securityholder may not transfer a portion of the warrant with respect to more than 280,672 common shares until the earlier of the date on which LNB has received aggregate gross proceeds from a qualified equity offering of at least $25,223,000 and December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations.  The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common shares, subdivide, combine or reclassify our outstanding common shares.

Anti-dilution Adjustment.  Until the earlier of December 12, 2011 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any common shares (or securities convertible or exercisable into common shares) for less than 90% of the market price of the common shares on the last trading day prior to pricing such shares, then the number of common shares into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•	in connection with public or broadly marketed offerings and sales of common shares or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of December 12, 2008.

Other Distributions.  If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the warrant will be adjusted to reflect such distribution.

Certain Repurchases.  If we effect a pro rata repurchase of common shares both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.

Business Combinations.  In the event of a merger, consolidation or similar transaction involving LNB and requiring shareholder approval, the warrantholder’s right to receive our common shares upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the common shares for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF COMMON SHARES AND SERIES A VOTING SHARES

The following is a brief description of the terms of our common shares and series A voting preferred shares. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Second Amended Articles of Incorporation, as amended, and code of regulations, copies of which have been filed with the SEC and are also available upon request from us.

Common Shares.  We have 15,000,000 authorized common shares, $1.00 par value per share, of which 7,295,663 shares were outstanding as of December 31, 2008 and 328,194 common shares were held in treasury as of that date.

Holders of our common shares are entitled to such dividends as the directors may in its discretion periodically declare, subject to the dividend rights of the holders of the series B preferred stock, the Series A Voting Preferred Shares and any other class or series of preferred stock outstanding at such time. Our board of directors determines whether to declare dividends and the amount of any dividends declared to the common shares. Such determinations take into account LNB’s financial condition, results of operations and other relevant factors. While management expects to maintain its policy of paying periodic dividends, no assurances can be given that any dividends will be declared for LNB’s common shares, or, if declared, what the amount of such dividends will be. Holders of our common shares are also entitled, upon our liquidation, and after claims of creditors and the preferences of series B preferred stock, the Series A Voting Preferred Shares and any other class or series or preferred stock outstanding at the time of liquidation, to receive pro rata our net assets.

Holders of our common shares have one vote per share on each matter on which shareholders are entitled to vote, and have no preemptive rights or cumulative voting rights.

Our common shares are listed on the NASDAQ Stock Market®. Our outstanding common shares are validly issued, fully paid and non-assessable. Holders of our common shares are not, and will not be, subject to any liability as shareholders.

Series A Voting Preferred Shares.  From the 1,000,000 authorized voting preferred shares of LNB, a series of voting preferred shares exists and is designated as series A voting preferred shares, consisting of 750,000 shares, without par value, none of which are currently outstanding. Each series A voting preferred share is entitled to 100 votes on all matters submitted to a vote of the shareholders. The holders of series A voting preferred shares are entitled to quarterly dividends payable in cash. The series A voting preferred shares may be issued in fractional amounts of 1/100s of a share, and such fractional shares shall have all of the rights of a full series A voting preferred share multiplied by the fractional amount of such share. For example, a 3/100 fractional share shall be entitled to $0.03 of a dividend of $1.00 and shall be entitled to three votes on any matter submitted to a vote of the shareholders, including the election of directors. The holders of series A voting preferred shares have preference over the holders of common shares in the event of a liquidation or dissolution and have other rights that are superior to or in addition to the rights of holders of common shares. The holders of series A voting preferred shares have rights that are on parity to the series B preferred stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of our affairs. Holders of series A voting preferred shares have no preemptive rights or cumulative voting rights.

In general, subject to the rights of the holders of series B preferred stock, holders of series A voting preferred shares are entitled to a quarterly dividend in the amount per share equal to the greater of (i) $1.00, or (ii) 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in common share or other subdivision of the outstanding common shares, by reclassification or otherwise, declared on the common shares) since the immediately preceding quarterly dividend payment date.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Registrar and Transfer Company.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the preferred stock or the common shares may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Stock Market® in the case of the common shares;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common shares issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common shares issuable upon exercise of the warrant and deliver common shares to close out short positions, or loan or pledge the series B preferred stock or the common shares issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NASDAQ Stock Market® pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the series B preferred stock on any securities exchange or for inclusion of the series B preferred stock in any automated quotation system unless requested by the initial selling shareholder. No assurance can be given as to the liquidity of the trading market, if any, for the series B preferred stock.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

SELLING SECURITYHOLDERS

On December 12, 2008, we issued the securities covered by this prospectus to the United States Department of Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	25,223 shares of series B preferred stock, representing beneficial ownership of 100% of the shares of series B preferred stock outstanding on the date of this prospectus;

•	a warrant to purchase 561,343 shares of common stock, representing beneficial ownership of approximately 7.7% of our common shares as of December 31, 2008; and

•	561,343 of our common shares issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 7.7% of our common shares as of December 31, 2008.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

The validity of the series B preferred stock, the warrant and the common shares offered hereby will be passed upon for us by Calfee, Halter & Griswold LLP.

EXPERTS

The consolidated financial statements of LNB and its subsidiaries as of December 31, 2007 and 2006 and for the years then ended and management’s report on the effectiveness of internal control over financial reporting incorporated in this document by reference from LNB’s Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of income, shareholders’ equity and cash flows of LNB Bancorp, Inc. and subsidiaries for the year ended December 31, 2005 are incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http:/www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.4lnb.com. Our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Because our common shares are listed on the NASDAQ Stock Market®, you may also inspect reports, proxy statements and other information at the offices of the NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, New York 10006.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus.

We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	Current Reports on Form 8-K filed on January 15, 2008, January 22, 2008, February 6, 2008, February 21, 2008, March 25, 2008, March 28, 2008, April 23, 2008, July 18, 2008 and December 17, 2008;

•	Registration Statement on Form 8-A (relating to our common shares) filed on February 12, 1985 and updated in the Company’s Current Report on Form 8-K filed on January 4, 2001; and

•	Registration Statement on Form 8-A (relating to our preferred share purchase rights) filed on November 6, 2000, as amended on May 17, 2006.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

LNB Bancorp, Inc.
457 Broadway
Lorain, Ohio 44052-1769
Telephone: (440) 244-6000
Attn: Corporate Secretary

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the Securities being registered hereby, all of which will be borne by LNB (except any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$1,140
Legal fees and expenses	$30,000
Accounting fees and expenses	$15,000
Miscellaneous expenses	$10,000

Total expenses	$56,140

Item 15.	Indemnification of Directors and Officers.

Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by an Ohio corporation and provides as follows:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5),(6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5),(6) or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

Our directors and officers also may be indemnified by us pursuant to Article VI of LNB’s Amended Code of Regulations, which provides as follows:

Section 1.  Definitions.

For purposes of this Article, the following words and phrases shall have the meanings designated below:

a. “Claim” means, with respect to any Indemnified Individual, any and all threatened, pending or completed claims, actions, suits or proceedings (whether civil, criminal, administrative, investigative or otherwise and whether under State or Federal law) and any and all appeals related thereto; and

b. “Indemnified Individual” means, subject to Section 8 of this Article, such of the following as the board of directors may determine (by a majority vote of a quorum of disinterested directors): all past, present and future shareholders, directors, officers, employees and other agents of LNB acting in any capacity at the request of or on behalf of LNB; and

c. “Liabilities” means any and all judgments, decrees, fines, investigation costs, penalties, expenses, fees, amounts paid in settlement, costs, losses, expenses (including, but not limited to, attorneys’ fees and court costs), charges, and any other liabilities actually and reasonably incurred by an Indemnified Individual with respect to any Claim, either before or after final disposition of the Claim.

Section 2.  Indemnification for Third-Party Claims.

To the fullest extent authorized or permitted by law, the shareholders hereby determine that LNB shall indemnify and save harmless any and all Indemnified Individuals from and against all Liabilities arising or resulting from any Claim (other than a Claim by or in the right of LNB), under which the Indemnified Individual is a party or participant because of actions or omissions of LNB or of the Indemnified Individual or of any shareholder, director, officer, employee, agent or other person acting in any capacity at the request of or on behalf of LNB, if such Indemnified Individual has acted in good faith and in a manner the Indemnified Individual reasonably believed to be in and not opposed to the best interests of the LNB and, with respect to any criminal action or proceeding, if the Indemnified Individual had no reasonable cause to believe the Indemnified Individual’s conduct was unlawful; provided, however, that (unless otherwise determined by a majority vote of a quorum of disinterested directors) LNB shall not indemnify or save harmless an Indemnified Individual for such person’s willful misconduct.

Section 3.  Indemnification for Claims by or in the Right of LNB.

To the fullest extent authorized or permitted by law, the shareholders hereby determine that LNB shall indemnify and save harmless any and all Indemnified Individuals from and against all Liabilities arising or resulting from any Claim by or in the right of LNB, under which the Indemnified Individual is a party or participant because of actions or omissions of LNB or of the Indemnified Individual or of any shareholder, director, officer, employee, agent or other person acting in any capacity at the request of or on behalf of LNB, if the Indemnified Individual acted in good faith and in a manner the Indemnified Individual reasonably believed to be in (or not opposed to) the best interests of LNB; provided, however, that LNB shall not indemnify or save harmless an Indemnified Individual for (i) such person’s adjudicated negligence or misconduct in the performance of the Indemnified Individual’s duty to LNB, or (ii) a violation of Section 1701.95 of the Ohio Revised Code.

Section 4.  Release from Liability and Contribution.

To the fullest extent authorized or permitted by law, no Indemnified Individual shall be liable to LNB or to any other person and no Claim shall be maintained against any Indemnified Individual by LNB (or, for LNB’s benefit, by any other shareholder) because of any action or omission (except for willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors) of such Indemnified Individual in any capacity at the request of or on behalf of LNB; provided, however, that an Indemnified Individual shall be liable to LNB for the Indemnified Individual’s willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors. To the fullest extent authorized or permitted by law, no Indemnified Individual shall be responsible for or be required to contribute to the payment of any Liabilities incurred by LNB or by any other Indemnified Individual because of the actions or omissions (except for willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors) of any Indemnified Individual serving in any capacity at the request of or on behalf of LNB; provided, however, that an indemnified Individual shall be liable to LNB and to any other Indemnified Individual for the Indemnified Individual’s willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors.

Section 5.  Subrogation.

To the extent of any payment by LNB under this Article, LNB: (i) shall be subrogated to all the Indemnified Individual’s rights of recovery from any other person and, as a condition precedent to any indemnification or other rights under this Article, such Indemnified Individual shall execute all reasonable documents and take all reasonable actions requested by LNB to implement LNB’s right of subrogation, and (ii) hereby waives any right of subrogation against or contribution from an Indemnified Individual.

Section 6.  Insurance and Similar Protection.

Whether or not the indemnification, release and other provisions of Section 2, Section 3 or Section 4 of this Article apply, LNB may purchase and maintain insurance upon and/or furnish similar protection (including, but not limited to: trust funds, letters of credit and self-insurance) for any Indemnified Individual to cover any Liabilities such Indemnified Individual might incur from the exercise of the Indemnified Individual’s duties for LNB or from such Indemnified Individual’s capacity as an agent or representative of LNB.

Section 7.  Other Rights.

The provisions of this Article shall be in addition to and shall not exclude or limit any rights or benefits to which any Indemnified Individual is or may be otherwise entitled: (a) as a matter of law or statute; (b) by the LNB’s Second Amended Articles of Incorporation, Amended Code of Regulations or any bylaws; (c) by any agreement; (d) by the vote of shareholders or directors; or (e) otherwise.

Section 8.  Conditions and Limitations.

a. As a condition precedent to the indemnification, release and/or performance of any other obligation of the LNB under this Article, the Indemnified Individual must first: (1) promptly notify the President or Corporate Secretary of LNB of any actual or potential Claim; and (2) authorize and permit LNB, in its sole discretion, to choose any legal counsel to defend and otherwise handle the Claim and all proceedings and matters related thereto (including, but not limited to, any counter-claims, cross-claims and defenses); and (3) permit LNB to assume total, complete and exclusive control of the Claim and all proceedings and matters related thereto (including, but not limited to, any counter-claims, cross-claims and defenses); and (4) in all respects, cooperate with LNB and its counsel in the defense of the Claim and in the prosecution of any counter-claims, cross-claims and defenses.

b. At LNB’s option, LNB’s obligations under this Article may cease and terminate (without notice or demand): (i) if the Indemnified Individual is an employee of LNB, upon termination of the Indemnified Individual’s employment with LNB, or (ii) if the Indemnified Individual is a director or officer, upon removal of such director or officer for cause (as determined by the board of directors) in accordance with the Amended Code of Regulations.

LNB has entered into employment agreements with certain of its officers which provide for indemnification for matters relating to such officer’s good faith actions or omissions arising from the performance of such officer’s duties thereunder. Indemnification pursuant to such agreements is conditioned upon such officer (a) notifying LNB of any actual or potential claims, (b) authorizing and permitting LNB, in its sole discretion, to choose any legal counsel to defend or otherwise handle the claims and all proceedings and matters relating thereto, (c) permitting LNB to assume total, complete and exclusive control of the claims and all proceedings and matters relating thereto and (d) cooperating in all respects with LNB in handling the claims and all proceedings and matters related thereto.

LNB carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 16.	Exhibits.

Exhibit
Number	Description

4.1	Second Amended Articles of Incorporation (filed as Exhibit 3(A) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and incorporated herein by reference).
4.2	Certificate of Amendment to Second Amended Articles of Incorporation (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 17, 2008 and incorporated herein by reference).
4.3	Amended Code of Regulations (filed as Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on March 16, 2007 and incorporated herein by reference).
4.4	Rights Agreement between the Registrant and Registrar and Transfer Company dated October 24, 2000 (filed as Exhibit 10(r) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and incorporated herein by reference).
4.5	Amendment No. 1 to Rights Agreement, dated as of May 17, 2006, between the Registrant and Registrar and Transfer Company (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on May 17, 2006).
4.6	Warrant, dated December 12, 2008, to Purchase Common Stock of the Registrant (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on December 12, 2008 and incorporated herein by reference).
5.1	Opinion of Calfee, Halter & Griswold LLP.
10.1	Letter Agreement, dated as of December 12, 2008, between the Registrant and the United States Department of the Treasury (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 17, 2008 and incorporated herein by reference).
12.1	Ratio of Earnings to Fixed Charges.
23.1	Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5.1 to this Registration Statement).
23.2	Consent of Plante and Moran, PLLC.
23.3	Consent of KPMG LLP.
24.1	Power of Attorney (included on the signature pages to this Registration Statement).

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities

Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act)

that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lorain, Ohio, on January 9, 2009.

LNB BANCORP, INC.

By:	/s/ Daniel E. Klimas
Name:       Daniel E. Klimas

Title:	President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of LNB Bancorp, Inc. hereby severally constitute and appoint James R. Herrick, Daniel E. Klimas and Sharon L. Churchill, and each of them individually, our true and lawful attorneys with full power to any of them, and to each of them individually, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable LNB Bancorp, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel E. Klimas Daniel E. Klimas	President, Chief Executive Officer and Director	January 9, 2009

/s/ Sharon L. Churchill Sharon L. Churchill	Chief Financial Officer (Principal Accounting Officer)	January 9, 2009

/s/ James R. Herrick James R. Herrick	Chairman and Director	January 9, 2009

/s/ James F. Kidd James F. Kidd	Vice Chairman and Director	January 9, 2009

/s/ Daniel P. Batista Daniel P. Batista	Director	January 9, 2009

/s/ Robert M. Campana Robert M. Campana	Director	January 9, 2009

Signature	Title	Date

/s/ J. Martin Erbaugh J. Martin Erbaugh	Director	January 9, 2009

/s/ Terry D. Goode Terry D. Goode	Director	January 9, 2009

/s/ Lee C. Howley Lee C. Howley	Director	January 9, 2009

/s/ Kevin C. Martin Kevin C. Martin	Director	January 9, 2009

/s/ Daniel G. Merkel Daniel G. Merkel	Director	January 9, 2009

/s/ Benjamin G. Norton Benjamin G. Norton	Director	January 9, 2009

/s/ Thomas P. Perciak Thomas P. Perciak	Director	January 9, 2009

/s/ Jeffrey F. Riddell Jeffrey F. Riddell	Director	January 9, 2009

/s/ John W. Schaeffer, M.D. John W. Schaeffer, M.D.	Director	January 9, 2009

/s/ Donald F. Zwilling Donald F. Zwilling	Director	January 9, 2009

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Second Amended Articles of Incorporation (filed as Exhibit 3(A) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and incorporated herein by reference).
4.2	Certificate of Amendment to Second Amended Articles of Incorporation (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 17, 2008 and incorporated herein by reference).
4.3	Amended Code of Regulations (filed as Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on March 16, 2007 and incorporated herein by reference).
4.4	Rights Agreement between the Registrant and Registrar and Transfer Company dated October 24, 2000 (filed as Exhibit 10(r) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and incorporated herein by reference).
4.5	Amendment No. 1 to Rights Agreement, dated as of May 17, 2006, between the Registrant and Registrar and Transfer Company (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on May 17, 2006).
4.6	Warrant, dated December 12, 2008, to Purchase Common Stock of the Registrant (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on December 12, 2008 and incorporated herein by reference).
5.1	Opinion of Calfee, Halter & Griswold LLP.
10.1	Letter Agreement, dated as of December 12, 2008, between the Registrant and the United States Department of the Treasury (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 17, 2008 and incorporated herein by reference).
12.1	Ratio of Earnings to Fixed Charges.
23.1	Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5.1 to this Registration Statement).
23.2	Consent of Plante and Moran, PLLC.
23.3	Consent of KPMG LLP.
24.1	Power of Attorney (included on the signature pages to this Registration Statement).